FOR IMMEDIATE RELEASE
October 29, 2014

CONTACT: Eric Amig
(212) 441-6807
Brian Finnegan
(212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK
ANNOUNCES THIRD QUARTER 2014 OPERATING HIGHLIGHTS

New York, NY – The Federal Home Loan Bank of New York (“FHLBNY”) today announced its unaudited financial highlights for the quarter ended September 30, 2014.

“Our members rely on the Federal Home Loan Bank of New York to provide steady access to funding, as reflected in the nearly $100 billion in advances to our members in the third quarter,” said José R. González, president and CEO of the FHLBNY. “Our performance has been strong through the first nine months of 2014, and continues to position us to be a reliable partner to our members. Our reliability is the true value of our franchise.”

Highlights from the third quarter of 2014 include:

•	Net income for the quarter was $85.6 million, an increase of $24.3 million, or 39.6 percent, from net income of $61.3 million for the third quarter of 2013. The prior year’s results include the correction of an overstatement of derivatives and hedging gains in prior quarters, which resulted in a negative impact of $15.5 million on net income for the third quarter of 2013. Return on average equity (“ROE”) for the third quarter of 2014 was 5.21 percent, compared to ROE of 3.95 percent for the third quarter of 2013.

•	Net income for the first nine months of 2014 was $237.9 million, an increase of $22.1 million, or 10.2 percent, from $215.8 million for the same period in 2013.

•	As of September 30, 2014, total assets were $125.4 billion, a decrease of $2.4 billion, or 1.9 percent, from total assets of $127.8 billion at June 30, 2014. As of September 30, 2014, advances were $99.5 billion, an increase of $2.7 billion, or 2.8 percent, from $96.8 billion at June 30, 2014.

•	As of September 30, 2014, total capital was $6.6 billion, a decrease of $100.0 million, or 1.5 percent, from June 30, 2014. On August 1, 2014, the FHLBNY returned $373.7 million of capital to its membership due to a reduction in its Membership Stock Purchase Requirement. The FHLBNY’s unrestricted retained earnings increased during the quarter by $13.0 million to $858.1 million as of September 30, 2014. The FHLBNY increased its restricted retained earnings by $17.1 million during the quarter to $204.7 million as of September 30, 2014. At September 30, 2014, the Bank met its regulatory capital-to-assets ratios and liquidity requirements.

The FHLBNY currently expects to file its Form 10-Q for the third quarter of 2014 with the U.S. Securities and Exchange Commission on or before November 7, 2014.

Federal Home Loan Bank of New York
The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 12 regional, stockholder-owned banks. The FHLB of New York currently serves nearly 330 financial institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The mission of the Federal Home Loan Banks is to support the efforts of local members to help provide financing for America’s homebuyers.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. The financial results discussed in this letter are preliminary and unaudited. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.